CME                                          CME & Company
                                             A partnership of:
                                             C.M. Exploration International Ltd.
                                             C.M. (Exploration) Ltd.


                                                                   April 7, 2000

Columbia River Resources Inc.
#304-856 Homer Street
Vancouver, BC
Canada V6B 2W5


ATTN.:   MR. ROBERT FERGUSON
         PRESIDENT


RE:  CONTRACT FOR PROFESSIONAL SERVICES - AYACO PHASE II


Further to discussions between Columbia River Resources Inc. and CME & Company, the following outlines our proposal for the terms and conditions for the services to be rendered by CME in Ghana.

The parties to this agreement are:

                           Columbia River Resources Inc.
                           #304-856 Homer Street
                           Vancouver, BC
                           Canada V6B 2W5
                           hereinafter referred to as "CRVV"

                  and
                           CME & Company
                           104-106 Kings Road, Brentwood, Essex, UK CM14 4EA hereinafter referred to as "CME."


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   P.O. Box 199 Victory House, Le Truchot, St. Peter Port, Guernsey, GY14JQ.
                                Channel Islands
             Telephone (441 481) 723372 Facsimile (441 481) 711354


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1.    SCOPE OF SERVICES

AREA I
     1. Work is required to better establish the controls on mineralization. This work will entail approximately 400 metres of trenching to saprolite at a depth of 2 metres. Additional trenching is required, especially across the regional northeast-southwest trending magnetic lineaments, to further prove the control on mineral location. The structural complexity of the area, gained both from the air photo and magnetic survey, suggests possible remobilization of existing gold into structural traps and the probable location of late-stage auriferous vein systems into extensional shears;

     2. The location and attitude of probable controlling structures and mineralization should be enhanced through selected IP profiling using the gradient array. Approximately 20 line kilometres of grid may be required;

     3. The strike extent, width and depth continuity of mineralization is to be established through reverse circulation (RC) drilling. The initial program will entail 5000 metres of drilling of angle holes on fences. These fences will provide a continuous profile across the mineralized zone;

     4. Infill geophysics will be carried out between lines 14400E and 15600E of the current soil grid. A total of 12 line kilometres of traversing is required.

     AREA II
     1. Ten (10) reconnaissance pits will be excavated close to the Chobidi River to determine the nature of the bedrock and potential structurally controlled gold mineralization associated with the northeast continuation of the regional shear, which follows the course of the river. The pits will be excavated at 400 metre centres;

     2. Drainage geochemistry along the Chobidi River at 200 metre intervals with collection at trap locations. The objective is to determine the extent of particulate gold along the stream to better identify the limits of the possible source;

     3. Additional soil geochemistry using a hand-held auger to the base of the C horizon will obviate the problems of an alluvial blanket. It is estimated that 200 auger samples will be collected;

     4. Follow-up magnetic profiling will which will entail approximately 100 kilometres of traverse lines;

     5. Preliminary target-testing will entail 600 metres of trenching to saprolite.




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2.   REPORTING

CME shall provide CRVV with the following reports:

     1) A monthly report by fax or e-mail comprising a detailed summary of progress and results in regard to work completed, and
     2) A final technical report detailing the work completed and results of the program. The completion of the report is contingent upon receiving all analytical results from the proposed work program. The report will be delivered to CRVV no later than 45 days from receiving the last batch of analytical results.

A total of seven copies of the final technical report will be created. Four copies of the report will be provided to CRVV and three copies will be kept on file with CME, all in hardcopy and digital format. Any additional reports requested by CRVV will be charged at cost plus 15%.

3.   PROJECT MANAGEMENT PROVISIONS

CME shall provide all necessary personnel, equipment, materials and services to carry out the proposed work program.

CME will prepare terms of reference and/or tender documents for subcontract services, as required, and solicit bids from qualified suppliers. The selection will be on the basis of the lowest qualified bidder, and the selection will be approved by CME and signed between the approved bidder and CME.

Upon the scope of services, budget and schedule having been agreed to by CRVV, CME shall execute the necessary exploration tasks for the completion of the project and assume full control of, and responsibility for, this execution.

CRVV shall appoint a client representative whom CME shall report to. CME shall keep the representative informed as to the progress of the project and refer to the representative when there are:
     a)   changes in scope, and
     b)   significant changes which will effect the cost

4.   CHARGES

Billings for the work carried out will be based on actual time spent and costs incurred, in accordance with the terms and conditions set out in this agreement.

CRVV agrees to pay CME for the work performed at the following contract rates:

         SERVICES OF CME PERSONNEL                               US$
         -------------------------                               ---
         Consultant I                                         $750 per day
         Consultant II                                        $600 per day
         Project Manager                                      $500 per day
         Senior Geologist                                     $450 per day

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         Geologist                                            $350 per day
         Field Supervisor                                     $300 per day

         Vehicle                                              $150 per day
         Subcontractor                                        cost plus 15%

CRVV also agrees to reimburse CME for all costs(1) incurred in connection with this project and to pay an administration fee of 15% of such costs

All prices in this proposal are quoted without taxes, environmental or exploration fees. It is agreed that CRVV will be responsible for such taxes and/or fees that may arise out of the execution of the proposed work program.

5.   BUDGET

             ITEM                      COST (US$)
     Personnel                         81,600
     Travel/Truck Rental               27,835
     Mag Survey (100km)                 5,500
     IP Survey (22km)                  15,000
     Trenching/Pitting                 20,200
     Site Prep                         12,000
     RC Drilling                      120,000
     Analysis                          60,100
     Food & Accommodation              23,250
     Communication                      2,000
     Field Supplies                     2,700
     Miscellaneous (Courier/Shipping)   4,300
     Report Costs                      25,000
     Administration                    14,750
     Contingency 7%                    27,265
     TOTAL                            441,500

The total budget for the proposed program is $441,500 which does not include any applicable taxes.


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1 Cost of any of CME's service providers (including, but not limited to, long distance telephone, long distance facsimile, travel and laboratory services) will be charged according to the cost charged CME without any credit CME may have received from time to time by reason of the volume of CME's overall business with its service providers



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6.   CHANGE IN SCOPE AND COST REVISIONS.

CRVV may at any time instruct CME to investigate changes in the scope of the proposed work program and CME shall forthwith prepare for CRVV's approval an estimate reflecting the cost if any, of such change, based on the charges set out in Section 4.


7.   GENERAL PROVISIONS

All prior agreements (whether oral or written) between the parties with respect to the work to be performed are superseded by this agreement.

It is mutually agreed that this agreement shall be binding upon and ensure to the benefit of the parties hereto, their respective successors and permitted assigns, but shall not be assignable by either party without the consent in writing of the other party first hand and obtained.

If requested by CRVV, CME will obtain all necessary work permits on behalf of and at the expense of CRVV. CRVV will be responsible for any damage to the environment incurred in the course of normal operations. CME will be responsible where direct negligence of its crews can be demonstrated.

CME shall perform and execute all works and services required pursuant to this contract in a proper, careful and workmanlike manner. CME shall comply with all mining and other laws, ordinances, rules and regulations relating to the work and to the preservation of the public health and safety.

CME shall at all times, enforce strict discipline and maintain good order among its employees, and shall not retain on the work any unfit person or anyone not skilled in the work assigned to them.

CME shall be excused for failure to perform its obligations hereunder if such a failure is caused by war, invasion, insurrection, riot, the order or regulations of any civil or military authority, or by strikes, lockouts, or labour disputes, whether in or in the neighborhood of the work site or by the failure to perform by any supplier or subcontractor necessary for the completion of the contract.

CME shall be responsible for all damages arising by reason of injuries (including death) sustained by any person or by reason of damage to property arising out of or in relation to work performed hereunder or equipment and vehicles used hereunder, and will indemnify CRVV against all claims arising by reason of such injuries and damages, excluding, however, claims arising out of negligent acts or omissions of CRVV, its servants or agents.

CRVV will be responsible for the cost of removing CME employees and contractors from the field in the event of restrictions to the site due to fire, fire hazard, flood or other Acts of God or environmental hazards which threaten the safety of CME crews.

CRVV agrees that any employee of its company while visiting the property outlined above will not in any way be considered an employee of CME. Any documents, data or maps released to an

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authorized representative of CRVV during a site examination shall be the responsibility of CRVV in the event of loss or damage.

It is understood that CME and its staff will not disclose any information with respect to this program, except to an authorized representative of CRVV, without the prior written consent of CRVV.

CRVV agrees not to use the name CME & Company or CME (Ghana) Ltd. in any form, or the name of any of their employees in any public announcement, press release or public document without the prior written consent of CME.

8.   PAYMENT

CME will send invoices twice a month to CRVV. Payment will be due on receipt of CME invoices. Interest will be charged on invoices more than 15 days overdue at the rate of 2% per month.

An initial down payment of US$20,000 will be paid by CRVV to CME on signing of this Agreement. Prior to the mobilization of drill crews to the Property, CRVV will pay CME a second down payment of US$200,000. These down payments will be credited to the final invoice to CRVV.

9.   TERMINATION

This contract may be terminated by either party two (2) weeks after the receipt of written notification. In the event of termination by CRVV, CME will be reimbursed for all work performed to the date of termination in accordance with the terms of this contract and all costs incurred to demobilize crews and all obligations entered into with suppliers or subcontractors prior to termination.

If the preceding is acceptable as set out, please sign and return one copy to CME.


Yours very truly,
                                               Accepted,
CME & Company                                  Columbia River Resources Inc.
By C.M. Exploration International
General Partner



/s/T. Gregory Hawkins                           /s/ Robert Ferguson
-------------------------                       ----------------------------
T. Gregory Hawkins                              Robert Ferguson
Managing Director                               President



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